Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272750

IPC ALTERNATIVE REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 6 DATED AUGUST 28, 2025

TO THE PROSPECTUS DATED APRIL 4, 2025

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of IPC Alternative Real Estate Income Trust, Inc., dated April 4, 2025 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to IPC Alternative Real Estate Income Trust, Inc. unless the context specifically requires otherwise.

The purpose of this Supplement is to provide disclosure regarding the commencement of a private offering of our Class I, Class X-1 and Class X-2 shares.

Updates to the Prospectus

The following disclosure updates the “Prospectus Summary” section of the prospectus and all other similar disclosure:

Q: Do you have any other classes of common stock?

A: We are also authorized to issue Class A, Class X-1 and Class X-2 shares of common stock. However, Class A shares are not available for purchase in any offering and Class X-1 and Class X-2 shares are not available for purchase in this offering. We commenced a private offering of our Class I, Class X-1 and Class X-2 shares to “accredited investors” as defined in Regulation D promulgated under the Securities Act during the year ended December 31, 2025. No upfront selling commissions or dealer manager fees or distribution fees will be paid with respect to any purchases of Class I, Class X-1 and Class X-2 shares sold in our private offering.

Class I, Class X-1 and Class X-2 shares are only available in the private offering through distribution participants (“Selected Participants”) selected by the Dealer Manager as being eligible. The Dealer Manager will make such selections based on the amount of offering proceeds anticipated to be raised through such distribution participants, as well as other factors, in its discretion. Selected Participants that are initially eligible only to sell Class I or Class X-1 shares in our private offering, may become eligible to sell Class X-1 and/or Class X-2 shares in our private offering if the gross proceeds in the private offering raised by a Selected Participant reach the target specified by the Dealer Manager. We may also offer investors who have purchased Class I shares in this public offering and have held such shares for at least one year the option to exchange such shares for Class X-1 or Class X-2 shares at an exchange rate based on the NAV per share of each class involved in the exchange as of the exchange date if such investor’s financial intermediary has reached the requisite gross proceeds raised threshold in our private offering as specified by the Dealer Manager.

Class I shares sold in our private offering have the same management fees and performance participation allocations as Class I shares sold in this public offering. However, unlike Class I shares offered in this public offering, which may be eligible for exchange after a one-year hold period and only for investors that have purchased through certain distribution partners, all Class I shares sold in our private offering will be exchanged for Class X-1 or Class X-2 shares at an exchange rate based on the NAV per share of each class involved in the exchange as of the exchange date regardless of hold period if the gross proceeds in our private offering raised by the applicable Selected Participant reach the target specified by the Dealer Manager. Similarly, Class X-1 shares sold in our private offering will be exchanged for Class X-2 shares at an exchange rate based on the NAV per share of each class as of the exchange date if the gross proceeds in our private offering raised by the applicable Selected Participant reach the target specified by the Dealer Manager. With respect to Class X-1 and Class X-2 shares that may be sold in our private offering or exchanged for Class I shares sold in our private offering, the differences among the other share classes relate to management fees and performance participation allocations. Class X-1 and Class X-2 shares are subject to lower management fees and performance allocations than Class T, Class S, Class D and Class I shares. We expect the lower management fees and performance allocations for Class X-1 and Class X-2 shares will normally result in a higher NAV per share for Class X-1 and Class X-2 shares than the Class T, Class S, Class D and Class I shares. Holders of Class X-1 and Class X-2 shares are entitled to the same voting rights as holders of other classes of our common stock. For more information, see “Compensation.”

The following disclosure supersedes and replaces the third paragraph of the “Prospectus Summary—Q: Will I receive distributions and how often?” section of the prospectus and all other similar disclosure:

The per share amount of distributions on Class T, Class S, Class D and, Class I, Class X-1 and Class X-2 shares will generally differ because of different class-specific distribution fees that are deducted from the gross distributions for each share class. Specifically, distributions on Class T and Class S shares will be lower than Class D shares, and Class D shares will be lower than Class I, Class X-1 and Class X-2 shares, because we are required to pay higher ongoing distribution fees with respect to the Class T and Class S shares (compared to Class D shares and, Class I, Class X-1 and Class X-2 shares) and we are required to pay higher ongoing distribution fees with respect to Class D shares (compared to Class I, Class X-1 and Class X-2 shares).

The following disclosure supersedes and replaces the first paragraph of the section of the prospectus entitled “Estimated Use of Proceeds” and all other similar disclosure:

The following table presents information about the net proceeds raised in this offering, assuming that we sell the maximum primary offering amount of $1,000,000,000 and no shares under our distribution reinvestment plan. The table assumes that 25% of our gross offering proceeds are from the sale of each of Class T shares, Class S shares, Class D shares and Class I shares. The number of shares of each class sold and the relative proportions in which the classes of shares are sold are uncertain and may differ significantly from what is shown in the tables below. The following tables do not include Class I shares, Class X-1 shares or Class X-2 shares of our common stock sold in our private offering or Class A units of the Operating Partnership or other classes of shares of our common stock or units of the Operating Partnership we determine to offer in separate private transactions.

The following disclosure supersedes and replaces the first paragraph of the section of the prospectus entitled “Compensation—Performance Participation Allocation Example”:

The following example illustrates how we would calculate our Special Limited Partner’s Performance Allocation at the end of the year based on the assumptions set forth in rows A through E of the table below. All amounts are with respect to the units outstanding at the end of the year. The Class X-1 Performance Allocation and Class A Performance Allocation will be calculated in the same manner as set forth below. Actual results may differ materially from the following example.

The following disclosure supersedes and replaces the second paragraph of the section of the prospectus entitled “Description of Capital Stock” and all other similar disclosure:

Under our charter, we have authority to issue a total of 2,200,000,000 shares of capital stock. Of the total shares of stock authorized, 2,100,000,000 shares are classified as common stock with a par value of $0.01 per share, of which 400,000,000 shares are classified as Class T shares, 400,000,000 shares are classified as Class S shares, 400,000,000 shares are classified as Class D shares, 400,000,000 shares are classified as Class I shares, 200,000,000 shares are classified as Class X-1 shares, 200,000,000 shares are classified as Class X-2 shares and 100,000,000 shares are classified as Class A shares, and 100,000,000 shares are classified as preferred stock with a par value $0.01 per share. In addition, our board of directors may amend our charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following disclosure supersedes and replaces the section of the prospectus entitled “Description of Capital Stock—Common Stock—Class I Shares” and all other similar disclosure:

Class I Shares

Class I shares are offered in this offering and our ongoing private offering of Class I, Class X-1 and Class X-2 shares. No upfront selling commissions or dealer manager fees or distribution fees are paid for sales of any Class I shares in any offering.

The following disclosure updates the section of the prospectus entitled “Description of Capital Stock—Common Stock” and all other similar disclosure:

Class X-1 and Class X-2 Shares

We are not offering Class X-1 or Class X-2 shares in this offering. We commenced a private offering of our Class I, Class X-1 and Class X-2 shares to “accredited investors” as defined in Regulation D promulgated under the Securities Act during the year ended December 31, 2025. No upfront selling commissions or dealer manager fees or distribution fees will be paid with respect to any purchases of Class X-1 and Class X-2 shares. Class X-1 and Class X-2 shares are subject to lower management fees and performance allocations than Class T, Class S, Class D and Class I shares. We expect the lower management fees and performance allocations for Class X-1 and Class X-2 shares will normally result in a higher NAV per share for Class X-1 and Class X-2 shares than the Class T,

Class S, Class D and Class I shares. Holders of Class X-1 and Class X-2 shares are entitled to the same voting rights as holders of other classes of our common stock.

The following disclosure supersedes and replaces the first paragraph of the section of the prospectus entitled “Management—Management Fee, Performance Participation and Expense Reimbursements” and all similar disclosure:

Management Fee. Subject to the limitations described below under “—Reimbursement by our Advisor,” as compensation for its services provided pursuant to the Advisory Agreement, we pay our Advisor a management fee of (i) 1.25% of the aggregate NAV of the Operating Partnership attributable to outstanding Class T units, Class S units, Class D units and Class I units of the Operating Partnership, (ii) 1.00% of the aggregate NAV of the Operating Partnership attributable to outstanding Class X-1 units, (iii) 0.75% of the aggregate NAV of the Operating Partnership attributable to outstanding Class X-2 units and (iv) 0.50% of the aggregate NAV of the Operating Partnership attributable to outstanding Class A units, in each case per annum payable monthly in arrears. In calculating the management fee, we will use the NAV of the outstanding Operating Partnership units before giving effect to monthly accruals for the management fee, the performance participation allocations, distribution fees or distributions payable on our shares or Operating Partnership units. The different management fee applicable to our Operating Partnership’s Class X-1, Class X-2 and Class A units are class-specific accruals that will be allocated to the Class X-1, Class X-2 and Class A unitholders specifically. This means Class X-1, Class X-2 and Class A units may receive greater distributions or have a higher NAV per unit or share compared to our other classes of units or shares.

The following disclosure supersedes and replaces the first paragraph of the section of the prospectus entitled “Summary of Our Operating Partnership Agreement—Capital Contributions” and all other similar disclosure:

We intend to contribute the net proceeds from this offering and our private offerings, after payment of fees and expenses attributable to our offerings and operations, to the Operating Partnership as capital contributions. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and the Operating Partnership will be deemed to have simultaneously paid the fees, commissions and other costs associated with this offering and our operations.

The following disclosure supersedes and replaces the section of the prospectus entitled “Summary of Our Operating Partnership Agreement—Class T Units, Class S Units, Class D Units and Class I Units” and all other similar disclosure:

Class T Units, Class S Units, Class D Units, Class I Units, Class X-1 Units, Class X-2 Units and Class A Units

In general, the Class T units, Class S units, Class D units, Class I units, Class X-1 units and Class X-2 units are intended to correspond on a one-for-one basis with our Class T shares, Class S shares, Class D shares, Class I shares, Class X-1 shares and Class X-2 shares. Similarly, Class A units will correspond on a one-for-one basis with our Class A shares if we ever issue Class A shares. When we receive proceeds from the sale of shares of our common stock, we will contribute such proceeds to the Operating Partnership and receive Operating Partnership units that correspond to the classes of our shares sold.

Because the Operating Partnership is responsible for all of our expenses pursuant to the partnership agreement and because each class of Operating Partnership units is economically equivalent to the corresponding class of our common stock, the fees, expenses and allocations that each class of Operating Partnership units are subject to are identical to the fees, expenses and allocations applicable to the corresponding class of our common stock. The Operating Partnership is required to reimburse us for all expenses incurred by us, which means that all of our expenses are expenses of the Operating Partnership. In the event that a holder of OP Units exchanges their OP Units for our common stock, such individual will be subject to the fees, expenses and allocations applicable to all holders of their class of common stock.

In general, each Class T unit, Class S unit, Class D unit, Class I unit, Class X-1 unit, Class X-2 unit and Class A unit will share in distributions from the Operating Partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Distributions made with respect to Operating Partnership units, and the NAV per unit, may differ among classes of units as a result of class-specific accruals, just as they do with respect to our classes of common stock. For example, we pay our Advisor a lower management fee with respect to our Class X-1 units, Class X-2 and Class A units compared to our outstanding classes of common stock; thus, holders of Class X-1 units, Class X-2 and Class A units will be allocated a lower class-specific accrual for management fees than holders of our Class T, Class D, Class D and Class I common stock. Holders of Class X-1 units and Class A units are also allocated a separate accrual for the Special Limited Partner’s Class X-1 Performance Allocation and Class A Performance Allocation, respectively. Upon the Operating Partnership’s liquidation, Class T units, Class S units, Class D units and Class A units will automatically convert to Class I units, in each case in proportion to the NAV per unit of each class, and the resulting Class I units will share on a unit-by-unit basis in the assets of the operating partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units and payment of the portion distributable to the holder of the special limited partner interest. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes will be allocated to each limited partnership unit, regardless of whether any distributions are made by the Operating Partnership.

For each Class T unit, Class S unit, Class D unit, Class I unit, Class X-1 unit, Class X-2 unit or Class A unit, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of Operating Partnership units will not be obligated to make additional capital contributions to the Operating Partnership. Further, these holders will not have the right to make additional capital contributions to the Operating Partnership or to purchase additional Operating Partnership units without our consent as general partner.

The partnership agreement also provides that OP Units received by investors in connection with an acquisition of beneficial interests in a DST sponsored by IPC will automatically convert into a number of Class I units equal to the Class T Conversion Rate, Class S Conversion Rate or Class D Conversion rate (as applicable) (as each such term is defined in the partnership agreement) at the end of the month in which the Dealer Manager and/or the Company, in conjunction with the Operating Partnership’s transfer agent, determines that the distribution fees paid with respect to such OP Units would equal or exceed, in the aggregate, 8.75% (or a lower a limit agreed upon in the applicable selling agreement between the Dealer Manager and the participating broker-dealer that sold such OP Units) of the value of the limited partner’s OP Units received by the limited partner at the closing of the transaction, as recorded on the Operating Partnership’s books and records. The partnership agreement also provides that if such OP Units have not converted into Class I units, such OP Units will automatically and without any action on the part of the holder thereof convert into a number of Class I units with an equivalent NAV as such Operating Partnership on the earliest of (a) a listing of Class I shares, (b) the Company’s merger or consolidation with or into another entity in which we are not the surviving entity or (c) the sale or other disposition of all or substantially all of the Company’s assets.

Our Advisor may elect to receive its management fee in cash, Class I shares or Class I units, and distributions on the Special Limited Partner’s performance participation allocations may be payable in cash or Class I units at the election of the Special Limited Partner. See “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements” above and “—Special Limited Partner Interest” below.

For holders other than us, our Advisor or the Special Limited Partner, after owning an Operating Partnership unit for two years, Operating Partnership unitholders generally may, subject to certain restrictions, require the Operating Partnership to redeem all or a portion of their Operating Partnership units for, at our discretion, cash or a corresponding number of shares of our common stock. During the year ended December 31, 2024, certain Class A OP unitholders requested redemption of their units, for an aggregate of 252,015 Class A OP Units, amounting to approximately $6.2 million, all of which we accepted and agreed to redeem for cash. Our Advisor and the Special Limited Partner may exchange Class I units for a corresponding number of Class I shares at any time. Our Advisor and the Special Limited Partner will have the option of exchanging Class I shares for an equivalent aggregate NAV amount of Class T, Class S or Class D shares and will have registration rights with respect to shares of our common stock. See “Description of Capital Stock—Registration Rights Agreements.”

The following disclosure supersedes and replaces the second sentence of the first paragraph of the section of the prospectus entitled “Share Repurchases—Repurchase Limitations” and all other similar disclosure:

In addition, the aggregate NAV of total repurchases of Class T, Class S, Class D, Class I, Class X-1 and Class X-2 shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of our common stock but excluding any Early Repurchase Deduction applicable to the repurchased shares) will be limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV attributable to stockholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to stockholders as of the end of the immediately preceding three months).

The following disclosure supersedes and replaces the first paragraph of the section of the prospectus entitled “Summary of Our Operating Partnership Agreement—Special Limited Partner Interest” and all other similar disclosure:

So long as the Advisory Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner will hold a performance participation interest in the Operating Partnership that entitles it to receive an allocation from our Operating Partnership equal to (a) with respect to Class T, Class S, Class D and Class I Operating Partnership units, 12.5% of the Total Return, subject to a 5% Hurdle Amount and a High-Water Mark, with a Catch-Up (each term as defined below), (b) with respect to Class X-1 Operating Partnership units, 10.0% of the Class X-1 Total Return, subject to a 5% Class X-1 Hurdle Amount and a Class X-1 High-Water Mark, with a Class X-1 Catch-Up (each term as defined below) (the “Class X-1 Performance Allocation”) and (c) with respect to Class A Operating Partnership units, 12.5% of the Class A Total Return, subject to a 5% Class A Hurdle Amount and a Class A High-Water Mark, with a Class A Catch-Up (each term as defined below) (the “Class A Performance Allocation”). Such allocations will be made annually and accrue monthly. The performance participation allocations are a class-specific accrual. No performance allocation is made with respect to Class X-2 Operating Partnership units.

The following disclosure is added to the section of the prospectus entitled “Summary of Our Operating Partnership Agreement—Special Limited Partner Interest” and all other similar disclosure:

With respect to Class X-1 Operating Partnership units only, the Special Limited Partner will be allocated a Class X-1 Performance Allocation in an amount equal to:

•
First, if the Class X-1 Total Return for the applicable period exceeds the sum of (i) the Class X-1 Hurdle Amount for that period and (ii) the Class X-1 Loss Carryforward Amount (any such excess, “Class X-1 Excess Profits”), 100% of such annual Excess Profits until the total amount allocated to the Special Limited Partner equals 10.0% of the sum of (x) the Class X-1 Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause (this is referred to as a “Class X-1 Catch-Up”); and
•
Second, to the extent there are remaining Class X-1 Excess Profits, 10.0% of such remaining Class X-1 Excess Profits.

“Class X-1 Total Return” for any period since the end of the prior calendar year shall equal the sum of:

(i)
all distributions accrued or paid (without duplication) on the Class X-1 Operating Partnership units outstanding at the end of such period since the beginning of the then-current calendar year plus
(ii)
the change in aggregate NAV of such Class X-1 Operating Partnership units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Class X-1 Operating Partnership units and (y) any allocation/accrual to the Class X-1 Performance Allocation.

For the avoidance of doubt, the calculation of Class X-1 Total Return will (i) include any appreciation or depreciation in the NAV of Class X-1 Operating Partnership units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such Class X-1 Operating Partnership units.

“Class X-1 Hurdle Amount” for any period during a calendar year means that amount that results in a 5% annualized internal rate of return on the NAV of the Class X-1 Operating Partnership units outstanding at the beginning of the then-current calendar year and all Class X-1 Operating Partnership units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such units and all issuances of Class X-1 Operating Partnership units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Class X-1 Operating Partnership units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the Class X-1 Performance Allocation and applicable distribution fee expenses. For the avoidance of doubt, the calculation of the Class X-1 Hurdle Amount for any period will exclude any Class X-1 Operating Partnership units repurchased during such period, which units will be subject to the Class X-1 Performance Allocation upon repurchase as described below.

Except as described in Class X-1 Loss Carryforward below, any amount by which Class X-1 Total Return falls below the Class X-1 Hurdle Amount will not be carried forward to subsequent periods.

“Class X-1 Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Class X-1 Total Return and decrease by any positive annual Class X-1 Total Return, provided that the Class X-1 Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Class X-1 Loss Carryforward Amount will exclude the Class X-1 Total Return related to any Class X-1 Operating Partnership units repurchased during such year, which units will be subject to the Class X-1 Performance Allocation upon repurchase as described below. The effect of the Class X-1 Loss Carryforward Amount is that the recoupment of past annual Class X-1 Total Return losses will offset the positive annual Class X-1 Total Return for purposes of the calculation of the Class X-1 Performance Allocation. This is referred to as a “Class X-1 High-Water Mark.”

The following disclosure supersedes and replaces the similar disclosure in the section of the Prospectus titled “Summary of Our Operating Partnership Agreement—Special Limited Partner Interest” and all other similar disclosure in the Prospectus:

The Special Limited Partner will also be allocated a Performance Allocation, a Class X-1 Performance Allocation and a Class A Performance Allocation, as applicable, with respect to all Operating Partnership units that are repurchased at the end of any month (in connection with repurchases of our shares in our share repurchase plan) in an amount calculated as described above with the relevant period being the portion of the year for which such unit was outstanding, and proceeds for any such unit repurchase will be reduced by the amount of any such Performance Allocation, Class X-1 Performance Allocation or Class A Performance Allocation.

Distributions on the Performance Allocation, Class X-1 Performance Allocation or Class A Performance Allocation may be distributable in cash or Class I units at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in Operating Partnership units, the Special Limited Partner may request the Operating Partnership to repurchase such Operating Partnership units from the Special Limited Partner at a later date. Any such repurchase requests will not be subject to the Early Repurchase Deduction but will be subject to similar repurchase limits that exist under our share repurchase plan.

The following disclosure supersedes and replaces the similar disclosure in the section of the Prospectus titled “Summary of Our Operating Partnership Agreement—Special Limited Partner Interest” and all other similar disclosure in the Prospectus:

Changes in our Operating Partnership’s NAV per unit of each class will generally correspond to changes in our NAV per share of the corresponding class of our common stock. Distributions with respect to the Performance Allocation, Class X-1 Performance Allocation and Class A Performance Allocation are calculated from the Operating Partnership’s Total Return, Class X-1 Total Return and Class A Total Return, respectively, over a calendar year. As a result, the Special Limited Partner may be entitled to receive compensation under the Performance Allocation, Class X-1 Performance Allocation and Class A Performance Allocation for a given year even if some of our stockholders who purchased shares during such year experienced a decline in NAV per share. Similarly, stockholders whose shares are repurchased during a given year may have their shares repurchased at a lower NAV per share as a result of an accrual for the estimated Performance Allocation, Class X-1 Performance Allocation and Class A Performance Allocation at such time, even if no Performance Allocation, Class X-1 Performance Allocation and Class A Performance Allocation for such year are ultimately payable to the Special Limited Partner at the end of such calendar year.

In the event the Advisory Agreement is terminated, the Special Limited Partner will be allocated any accrued Performance Allocation, Class X-1 Performance Allocation and Class A Performance Allocation with respect to all Operating Partnership units as of the date of such termination.

The following disclosure is added to the section of the prospectus titled “Management—Companies Affiliated with the Advisor—Dealer Manager” and all other similar disclosure:

Also, in connection with the private offering of our Class I, Class X-1 and Class X-2 shares, we have entered into a separate dealer manager agreement with the Dealer Manager (the “Private Offering Dealer Manager Agreement”). Under the Private Offering Dealer Manager Agreement, no fees or other compensation (other than the customary reimbursement of expenses and indemnification) are payable to the Dealer Manager.

The following disclosure is added to the third paragraph of the section of the prospectus entitled “Plan of Distribution”:

We also offer our shares in private offerings from time to time.

The following disclosure supersedes and replaces “Appendix A: Distribution Reinvestment Plan” in the prospectus:

APPENDIX A: Amended and Restated Distribution Reinvestment Plan

This Amended and Restated Distribution Reinvestment Plan (the “Plan”) has been adopted by IPC Alternative Real Estate Income Trust, Inc. (the “Company”) pursuant to its Articles of Amendment and Restatement (as amended, restated or otherwise modified from time to time, the “Charter”). Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who elect to participate in the Plan or who are automatically enrolled pursuant to the terms of a subscription for shares of the Company’s common stock (the “Shares”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each participating Stockholder (the “Participants”) and attributable to the class of Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.

2. Effective Date. The effective date of this Plan shall be the date of the commencement of the Company’s initial public offering (such offering or any other private or public offering of Shares, an “Offering”).

3. Procedure for Participation. Any Stockholder may elect to become a Participant by completing and executing a subscription agreement for Shares (which may provide for automatic enrollment unless such Stockholder opts out), an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, the dealer manager for an

Offering or any soliciting dealer participating in the distribution of Shares for an Offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.

4. Suitability. Each Participant agrees that if such Participant fails to meet the then-current suitability requirements for making an investment in the Company or cannot make the other representations or warranties as set forth in the Company’s most recent applicable prospectus, offering memorandum or subscription agreement, enrollment form or other authorization form, such Participant will promptly so notify the Company in writing.

5. Purchase of Shares. Participants will acquire Shares from the Company under the Plan at a price equal to the most recently disclosed transaction price per Share applicable to the class of Shares purchased by the Participant on the date that the Distribution is payable (calculated as of the most recent month end). No upfront selling commissions will be payable with respect to Shares purchased pursuant to the Plan, but such Shares will be subject to ongoing distribution fees if applicable to that class. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated. Shares to be distributed by the Company in connection with the Plan will be supplied from the Company.

6. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

8. Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Shares purchased pursuant to the Plan during the quarter; (iii) the per share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable participant.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering 10 business days’ prior written notice to the Company. This notice must be received by the Company 10 business days prior to a Distribution payment date in order for a Participant’s termination to be effective for such Distribution payment date. Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase all or any portion of the Participant’s Shares, the Participant’s participation in the Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased will be terminated. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional Share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder in cash.

10. Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend any aspect of the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 business days prior to the effective date of that amendment. The Board of Directors may by majority vote suspend or terminate the Plan for any reason upon 10 business days’ written notice to the Participants.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.